UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act

Date of Report (Date of earliest event reported):	January 25, 2008

INCOME OPPORTUNITY REALTY INVESTORS, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	001-14784	75-2615944
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1755 Wittington Place, Suite 340
Dallas, Texas	75234
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	469-522-4200

(Former name or former address if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.     Completion of Acquisition or Disposition of Assets
     In April 2002, Income Opportunity Realty Investors, Inc. (the “Company” or the “Issuer” or “IOT”) transferred all of its apartment properties to a partnership formed with Metra Capital LLC (“Metra”). The properties included the 60 unit Brighton Court, the 90 unit Delmar, the 68 unit Enclave, the 280 unit Meridian, the 57 unit Signature and the 114 unit Sinclair all located in Midland, Texas (the “Metra Properties”) and a 106 unit Treehouse Apartment Complex located in San Antonio, Texas (since sold). The transfer constituted 23% of the total assets of the Company at December 31, 2001 at a transfer price for the Metra Properties totaling $26.2 million, of which the Company received $5.3 million in cash after the payment of $15.9 million in debt and various closing costs. At the time of the transaction, certain of the parties to the transaction were related parties and the Company had received certain nonrecourse nonconvertible preferred stock of one of the purchasers. Due to the related party nature of the transaction as well as the Company retaining a right to approve the ultimate sale price of the Metra Properties by the resulting partnership and a process by which the Company effectively guaranteed a preferential return to certain investors, management determined that the transaction should be classified as a financing transaction and not a sale in accordance with SFAS 66 “Accounting for Sales of Real Estate.” See the Company’s Current Report on Form 8-K for event April 5, 2002. The San Antonio Apartment Complex was subsequently sold to a non-related party in February 2004 and all of its debts were repaid to lenders at the time of the sale.
     During August 2004, certain entities including the Company instituted an action in Texas state court against other parties to the transaction described above over the process as well as distribution questions. During April 2005, a resolution of the litigation occurred settling all liabilities remaining from the original partnership arrangements which included a return of investor equity, prepayment of prospective asset management fees and miscellaneous fees and transactions caused from the Company and the other plaintiffs as a payment of a preferential return along with the delegation of management to another entity. Of the payment made, the Company then recognized expense of $56,000 and a reduction of $1,476,000 in liabilities during the second quarter of 2005.
     On January 25, 2008, the resulting partnerships sold all of the remaining Metra Properties consisting of four properties partially owned by the resulting Midland Odessa Properties, Inc. (“MOPI”) and two other properties owned by the Company to Today Realty, Inc., an independent third party. No material relationship exists between the Company, any of its affiliates or any director or officer of the Company or any associate of any such director or officer of the Company and Today Realty, Inc., other than in respect to the transaction. As the Metra Properties continued to have been carried on the books of the Company, the transaction has now been accounted for as a sale resulting in payment to the Company of an aggregate consideration of $49.6 million. The formula or principal followed in determining the amount of the consideration was negotiation between the parties. With the corresponding sale, $17.1 million in real property assets was removed from the balance sheet of the Company as well as $25 million in aggregate liabilities. The Company received approximately $19.9 million in net cash proceeds from the sale.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly-caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly-authorized.

Dated: January 31, 2008	INCOME OPPORTUNITY REALTY INVESTORS, INC.
	By:	/s/ Steven A. Abney
Steven A. Abney, Executive Vice President and Chief Financial Officer